Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 2, 2005, (which report expresses an unqualified opinion and includes an explanatory paragraph related to the restatement of the 2003 balance sheet), relating to the financial statements and financial statement schedules of South Jersey Gas Company, appearing in the Annual Report on Form 10-K of South Jersey Gas Company for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/  DELOITTE & TOUCHE LLP
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Philadelphia, Pennsylvania
July 22, 2005